The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2026

Citigroup Global Markets Holdings Inc.	April , 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH31551 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Principal-at-Risk Currency Linked Securities Due July 22, 2026

Linked to the U.S. Dollar/Swiss Franc Exchange Rate (Bullish USD/Bearish CHF)

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the issue price, depending on the U.S. dollar/Swiss franc exchange rate (“USD/CHF”) on the valuation date, as specified in more detail below. The securities reflect a bullish position with respect to the U.S. dollar and a bearish position with respect to the Swiss franc.

▪	Investors will receive the maximum payment at maturity specified below only if USD/CHF on the valuation date is greater than or equal to the strike specified below. An increase in USD/CHF means that the U.S. dollar has appreciated against the Swiss franc. If USD/CHF on the valuation date is less than the strike (which means that the U.S. dollar has depreciated against the Swiss franc as compared to the strike), investors will receive less than the maximum payment at maturity and may receive less, and possibly significantly less, than the stated principal amount. In that instance, the greater the difference between USD/CHF on the valuation date and the strike, the lower your payment at maturity, subject to the minimum payment at maturity. If USD/CHF on the valuation date is less than or equal to the barrier exchange rate specified below, investors will receive only the minimum payment at maturity specified below, representing a significant loss on an investment in the securities.

▪	The securities are highly risky investments. A relatively small decrease in USD/CHF as of the valuation date compared to the strike will result in the loss of a significant portion of your investment.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price:	100.00% of the stated principal amount ($1,000 per $1,000 stated principal amount security)
Stated principal amount:	$1,000 per security
USD/CHF:	On any date, the exchange rate between the U.S. dollar (“USD”) and the Swiss franc (“CHF”), expressed as a number of units of Swiss franc per one U.S. dollar, determined as set forth under “Additional Terms of the Securities” below.
Strike date:	April 20, 2026
Pricing date:	April 21, 2026
Issue date:	April 28, 2026
Valuation date:	July 20, 2026, subject to postponement as described under “Additional Terms of the Securities” below.
Maturity date:	July 22, 2026. If the maturity date is not a business day, the payment due on that date will be paid on the next succeeding business day, and no interest will accrue as a result of the delay in payment.
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive an amount determined as follows:

•     If USD/CHF on the valuation date is greater than or equal to the strike, the maximum payment at maturity

•     If USD/CHF on the valuation date is less than the strike, an amount calculated as follows:

the maximum payment at maturity minus [$1,000 × the product (expressed as a percentage) of

(a) leveraged exchange factor × (b) (1 / final exchange rate) minus (1 / strike)], subject to the minimum payment at maturity

If USD/CHF on the valuation date is less than the strike, then the greater that difference, the lower your payment at maturity, subject to the minimum payment at maturity.  You could lose a significant portion of your investment in the securities.

Strike:	0.7725, determined on the strike date in the sole discretion of the calculation agent
Barrier exchange rate:	0.7340
Final exchange rate:	USD/CHF on the valuation date
Leveraged exchange factor:	14.72766231
Maximum payment at maturity:	$1,230.976926
Minimum payment at maturity:	$230.976926
Listing:	The securities will not be listed on any securities exchange
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17291W4W8 / US17291W4W82
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$0.00	$1,000.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be between $970.00 and $1,000.00 per security, which may be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table and examples below illustrate various hypothetical payments at maturity based on various hypothetical values of USD/CHF on the valuation date.  The outcomes below are not exhaustive.  Your actual payment at maturity will depend on the actual value of USD/CHF on the valuation date.

The table and examples are for purposes of illustration only and have been rounded for ease of analysis.

Hypothetical USD/CHF on the Valuation Date	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities(1)
0.790000	$1,230.976926	23.0976926%
0.785000	$1,230.976926	23.0976926%
0.780000	$1,230.976926	23.0976926%
0.775000	$1,230.976926	23.0976926%
0.772500	$1,230.976926	23.0976926%
0.770000	$1,169.077786	16.9077786%
0.765000	$1,044.065798	4.4065798%
0.763253	$1,000.00000	0.0000000%
0.760000	$917.408916	-8.2591084%
0.755000	$789.074458	-21.0925542%
0.750000	$659.028875	-34.0971125%
0.745000	$527.237714	-47.2762286%
0.740000	$393.665590	-60.6334410%
0.735000	$258.276159	-74.1723841%
0.734000	$230.976926	-76.9023074%
0.730000	$230.976926	-76.9023074%
0.725000	$230.976926	-76.9023074%
0.720000	$230.976926	-76.9023074%
(1)	The “hypothetical total return on the securities” is equal to (i) (a) the hypothetical payment at maturity per security minus (b) the issue price of $1,000.00 per security, divided by (ii) the issue price of $1,000.00 per security.

Example 1: USD/CHF on the valuation date is 0.7800, which is greater than the strike.

In this example, since USD/CHF on the valuation date is greater than or equal to the strike, you would receive the maximum payment at maturity of $1,230.976926 and your total return at maturity would be equal to 23.0976926%.

Example 2: USD/CHF on the valuation date is 0.7650, which is less than the strike.

Payment at maturity per security = the maximum payment at maturity minus [$1,000 × the product (expressed as a percentage) of (a) leveraged exchange factor × (b) (1 / final exchange rate) minus (1 / strike)], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × the product (expressed as a percentage) of (a) 14.72766231 × (b) (1 / 0.7650) – (1 / 0.7725)], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × the product (expressed as a percentage) of (a) 14.72766231 × (b) 0.01269116], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × 18.6911128%], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus $186.911128, subject to the minimum payment at maturity of $230.976926

= $1,044.065798

In this example, the payment at maturity per security would be $1,044.065798 and your total return at maturity would be 4.4065798%.

PS-2

Citigroup Global Markets Holdings Inc.

Example 3: USD/CHF on the valuation date is 0.7500, which is less than the strike.

Payment at maturity per security = the maximum payment at maturity minus [$1,000 × the product (expressed as a percentage) of (a) leveraged exchange factor × (b) (1 / final exchange rate) minus (1 / strike)], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × the product (expressed as a percentage) of (a) 14.72766231× (b) (1 / 0.7500) – (1 / 0.7725)], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × the product (expressed as a percentage) of (a) 14.72766231 × (b) 0.03883495], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × 57.1948051%], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus $571.948051, subject to the minimum payment at maturity of $230.976926

= $659.028875

In this example, the payment at maturity per security would be $659.028875 and your total return at maturity would be -34.0971125%, representing a significant loss on your investment.

Example 4: USD/CHF on the valuation date is 0.7300, which is less than the strike.

Payment at maturity per security = the maximum payment at maturity minus [$1,000 × the product (expressed as a percentage) of (a) leveraged exchange factor × (b) (1 / final exchange rate) minus (1 / strike)], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × the product (expressed as a percentage) of (a) 14.72766231 × (b) (1 / 0.7300) – (1 / 0.7725)], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × the product (expressed as a percentage) of (a) 14.72766231 × (b) 0.07536463], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus [$1,000 × 110.9944848%], subject to the minimum payment at maturity of $230.976926

= $1,230.976926 minus $1,109.944848, subject to the minimum payment at maturity of $230.976926

= $230.976926

In this example, the payment at maturity per security would be the minimum payment at maturity of $230.976926 and your total return at maturity would be -76.9023074%, representing a significant loss on your investment.

PS-3

Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with USD/CHF.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■	The securities are highly risky, and you may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the issue price, depending on USD/CHF on the valuation date. If USD/CHF on the valuation date is less than the strike, then the greater that difference, the lower your payment at maturity, subject to the minimum payment at maturity. A decrease in USD/CHF means that the U.S. dollar has depreciated against the Swiss franc. If USD/CHF on the valuation date is less than or equal to the barrier exchange rate, you will receive only the minimum payment at maturity and will lose a significant portion of your investment in the securities.

■	The strike, set on the strike date, may be higher than USD/CHF on the pricing date. If USD/CHF on the pricing date is less than the strike set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the strike set on the pricing date.

■	Relatively small differences in USD/CHF on the valuation date will significantly affect the payment at maturity. For example, a hypothetical USD/CHF value on the valuation date of 0.7600 as compared to the strike of 0.7725 would represent a loss of approximately 8.26% on the securities (as a percentage of the issue price), whereas a hypothetical USD/CHF value on the valuation date of 0.7500 would represent a loss of approximately 34.10% on the securities. The fact that relatively small differences in USD/CHF on the valuation date will result in large differences in the payment at maturity on the securities magnifies the riskiness of the securities.

■	The securities do not pay interest. The securities are not appropriate for investors who require regular payments of interest.

■	The securities will be adversely affected by volatility in USD/CHF. The securities will pay the maximum payment at maturity if USD/CHF on the valuation date is greater than or equal to the strike. If USD/CHF on the valuation date is less than the strike, then the greater that difference, the lower your payment at maturity. The more volatile USD/CHF, the greater the likelihood that USD/CHF on the valuation date will differ significantly from the strike. As a result, the securities will be adversely affected by volatility in USD/CHF.

■	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the difference between the maximum payment at maturity and the issue price per security, regardless of USD/CHF during the term of the securities.

■	The strike is determined at the discretion of Citibank N.A., as the calculation agent. The strike is determined by the calculation agent on the strike date in its sole discretion. The strike may reflect a higher or lower value than might be available to you on other instruments on the pricing date or strike date, and the discretion exercised by the calculation agent in determining the strike could have an impact (positive or negative) on the value of, and your return on, the securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of the securities, including the determination of the strike.

■	Your payment at maturity depends on USD/CHF on a single day. Because your payment at maturity depends on USD/CHF solely on the valuation date, you are subject to the risk that USD/CHF on that day may differ from the strike by a greater amount on that day than on one or more other dates during the term of the securities. If you had invested in another instrument linked to USD/CHF that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of values of USD/CHF on several dates, you might have achieved better returns.

■	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

■	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI

PS-4

Citigroup Global Markets Holdings Inc.

that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

■	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, may be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of USD/CHF and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value and volatility of USD/CHF and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	USD/CHF. We expect that the value of the securities at any time prior to maturity will depend substantially on USD/CHF at that time.

▪	Volatility of USD/CHF. Volatility refers to the magnitude and frequency of changes in USD/CHF over any given period. Any increase in the expected volatility of USD/CHF may adversely affect the value of the securities.

PS-5

Citigroup Global Markets Holdings Inc.

▪	Interest rates. We expect that the value of the securities will be affected by changes in interest rates in the United States and Switzerland.

▪	Time remaining to maturity. At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity. If you sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■	The offering of the securities does not constitute a recommendation to invest in an instrument linked to USD/CHF by CGMI or its affiliates. You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how USD/CHF will perform in the future or as a recommendation to invest in an instrument linked to USD/CHF, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

■	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect USD/CHF. CGMI and other of our affiliates may publish research from time to time relating to USD/CHF. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence USD/CHF, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of USD/CHF and the merits of investing in the securities.

■	USD/CHF may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the securities, we expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in financial instruments related to USD/CHF and may adjust such positions during the term of the securities. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on the valuation date, which may involve, among other things, our counterparties purchasing or selling such financial instruments. This hedging activity during the term of the securities, including on the valuation date, could affect USD/CHF, including on the valuation date, in a way that adversely affects your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade financial instruments related to USD/CHF on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect USD/CHF, including on the valuation date, in a way that adversely affects the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

■	The securities are subject to currency exchange rate risk with respect to the U.S. dollar relative to the Swiss franc. Fluctuations in the exchange rate between the U.S. dollar and the Swiss franc will affect the value of and your return on the securities. The exchange rate between any two currencies is influenced by numerous factors, including the supply of and demand for the currencies, government policy, intervention or actions, political or economic developments and the actions of currency speculators. Of particular importance to potential exchange rate risk are: (i) existing and expected rates of inflation in the United States and Switzerland; (ii) existing and expected interest rate levels in the United States and Switzerland; (iii) the balance of payments between the United States and Switzerland; (iv) growth rates in the United States and Switzerland; and (v) the extent of governmental surpluses or deficits in the United States and Switzerland. These factors are expected to affect the exchange rate between the U.S. dollar and the Swiss franc.

■	Distortions or disruptions of market trading in the U.S. dollar or the Swiss franc may adversely affect the value of and return on the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the value of the Swiss franc relative to the U.S. dollar and, therefore, the value of and return

PS-6

Citigroup Global Markets Holdings Inc.

on the securities. In addition, if a market disruption event occurs on the valuation date, the valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If a market disruption event occurs on the valuation date and the valuation date is not postponed, the calculation agent will determine USD/CHF on the valuation date in good faith and in a commercially reasonable manner. The calculation agent’s determination of USD/CHF in this circumstance may result in an unfavorable return on the securities.

■	Currency exchange rate risks can be expected to heighten in periods of financial or political turmoil. In periods of financial or political turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions, and it may move into regions that are perceived to offer greater safety. For example, if the U.S. dollar is perceived to be a safer investment than the Swiss franc following a financial or political event, resulting in a sudden capital inflow to the United States, it could cause the U.S. dollar to strengthen relative to the Swiss franc, which would adversely affect the value of and return on the securities.

■	Currencies trade around the clock, but the securities will not. The inter-bank market in foreign currencies is a global, around-the-clock market. However, if you seek to sell your securities prior to maturity, you will be able to do so (if at all) only during business hours in the United States. Therefore, significant movements may take place in the value of USD/CHF at times when you will not be able to sell your securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies, which may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

■	Currency exchange rates are determined in a manner that is less transparent and more susceptible to distortion and manipulation than the market prices of other assets, such as stocks. Unlike other assets such as stocks, currencies are not traded on regulated exchanges, and there is not a single market-determined rate that is universally accepted as the official exchange rate on a given day. USD/CHF used for purposes of the securities on a given day is determined by a private company, without the transparency and regulatory oversight that applies to the determination of other asset prices, like exchange-traded stock prices.

Furthermore, foreign currency trading is highly concentrated among a small number of market participants. Our affiliates are among the largest participants in foreign currency trading markets. Trading activities by a small number of market participants, including our affiliates, may therefore have a significant effect on exchange rates. The concentration of trading among a small number of market participants, combined with the lack of transparency and regulatory oversight, creates the potential for a small number of market participants to have a distorting effect on exchange rates, including as a result of activities intended to manipulate exchange rates. In fact, regulators in various countries have recently investigated alleged manipulation on the part of a number of significant market participants in connection with the determination of currency exchange rates. If any distortions in exchange rates resulting from these or other factors occurred in the past, the historical USD/CHF included in this pricing supplement could have been affected. If any such distortion occurs on the strike date or on the valuation date, the strike or the final exchange rate could be affected in a manner that has an adverse effect on your return on the securities.

It is possible that regulators will impose new rules on foreign currency trading or that changes will occur in the manner in which USD/CHF is determined. It is impossible to predict whether any such changes will occur or what their effects will be. It is possible, however, that any such changes could reduce liquidity in the foreign exchange markets or otherwise adversely affect the return on the securities.

■	The historical exchange rate is not an indication of its future performance. The historical performance of the exchange rate between the U.S. dollar and the Swiss franc, which is included in this pricing supplement, should not be taken as an indication of future exchange rates during the term of the securities. It is impossible to predict whether the U.S. dollar will appreciate or depreciate against the Swiss franc.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to USD/CHF, Citibank, N.A., as calculation agent, will be required to make discretionary judgments. Such judgments could include, among other things:

▪	determining whether a market disruption event has occurred;

▪	if a market disruption event has occurred on the valuation date, determining whether to postpone the valuation date;

▪	if a market disruption event occurs on the valuation date and the valuation date is not postponed, determining USD/CHF; or

▪	if a succession event occurs, selecting a successor currency and making related adjustments to the terms of the securities.

Any of these determinations made by the calculation agent may adversely affect any payment owed to you under the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■	If a succession event occurs, a successor currency may be substituted for the U.S. dollar or the Swiss franc. A succession event will occur if the U.S. dollar or the Swiss franc is lawfully eliminated and replaced with, converted into, redenominated as, or

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exchanged for, another currency, or if any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after that event. As more fully described under “Additional Terms of the Securities” in this pricing supplement, if a succession event occurs, the U.S. dollar or the Swiss franc will be replaced with a successor currency. We can give you no assurance as to the performance of any such successor currency or as to the impact on the performance of the securities of the occurrence of a succession event. The occurrence of a succession event may have a significant adverse effect on the performance of the securities.

■	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, any gain or loss recognized by a U.S. Holder (as defined below under “United States Federal Tax Considerations”) with respect to the securities generally will be ordinary income or loss unless an election under Section 988(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), to treat such gain or loss as capital gain or loss is available and the U.S. Holder makes such election before the close of the day on which the U.S. Holder purchases the securities. While a taxpayer may make an election under Section 988(a)(1)(B) of the Code with respect to certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies, it is unclear whether the election is available for the securities. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

The securities are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determination of USD/CHF

USD/CHF on any date is the exchange rate between the U.S. dollar and the Swiss franc, as determined by the calculation agent, expressed as a number of units of Swiss franc per one U.S. dollar, as reported by Bloomberg L.P. (“Bloomberg”) on Bloomberg page “BFIX (USDCHF)” (or any substitute page) at approximately 10:00 a.m., New York City time, on that day, except as otherwise specified herein.

Postponement of the Valuation Date; Postponement of the Maturity Date

If the scheduled valuation date is not a currency business day, the valuation date will be postponed to the next succeeding currency business day. In addition, if a market disruption event (as defined under “—Definition of Market Disruption Event” below) occurs or is continuing on the scheduled valuation date, the calculation agent may, but is not required to, postpone the valuation date to the next succeeding currency business day on which no market disruption event occurs or is continuing. However, in no event will the scheduled valuation date be postponed more than five currency business days after the originally scheduled valuation date as a result of a market disruption event occurring or continuing on the scheduled valuation date (as such scheduled final valuation date may be postponed). If a market disruption event occurs or is continuing on the valuation date and the valuation date is not postponed, USD/CHF on the valuation date will be determined by the calculation agent in good faith and in a commercially reasonable manner, taking into account the latest USD/CHF exchange rate to the extent reasonably available and any other information that it deems relevant.

If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day after the valuation date as postponed. No interest will be payable as a result of the delay in payment.

A “currency business day” is a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and Zurich, Switzerland and (b) banking institutions in The City of New York and Zurich, Switzerland are not otherwise authorized or required by law, regulation or executive order to close.

Definition of Market Disruption Event

A “market disruption event” means, with respect to USD/CHF, the occurrence or existence of any of the following:

(a)	a convertibility event;

(b)	a deliverability event;

(c)	a liquidity event;

(d)	a taxation event;

(e)	a discontinuity event; or

(f)	a price source disruption event,

in each case, which the calculation agent determines is material, as determined by the calculation agent in its sole discretion.

A “convertibility event” means an event or circumstance that, in effect, prevents, restricts or delays a market participant’s ability to:

(i)	convert any amount of U.S. dollar into Swiss franc or vice versa through customary legal channels; or

(ii)	convert any amount of U.S. dollar into Swiss franc or vice versa at a rate at least as favorable as the rate for domestic institutions located in the United States or Switzerland.

A “deliverability event” means an event or circumstance that has the effect of preventing, restricting or delaying a market participant from:

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(i)	delivering U.S. dollar or Swiss franc from accounts inside the United States or Switzerland, as applicable, to accounts outside the United States or Switzerland, as applicable; or

(ii)	delivering U.S. dollar or Swiss franc between accounts inside the United States or Switzerland, as applicable, to a party that is a non-resident of the United States or Switzerland, as applicable.

A “liquidity event” means (i) the imposition by the United States (or any political subdivision or regulatory authority thereof) or Switzerland (or any political subdivision or regulatory authority thereof) (each, a “relevant country”) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in the relevant country by a non-resident of that relevant country) or the publication of any notice of an intention to do so, that the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in U.S. dollars or Swiss franc.

A “taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof) of any changes to the laws or regulations relating to foreign investment in the relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in U.S. dollars or Swiss franc.

A “discontinuity event” means any action taken by a relevant country that has the effect of materially restricting fluctuations in the value of USD/CHF or materially altering any prior actions or practice designed to restrict fluctuations in the value of USD/CHF, as determined by the calculation agent in good faith and in a commercially reasonable manner.

A “price source disruption event” means the non-publication or unavailability of USD/CHF on the applicable Bloomberg page (or any substitute page) at the applicable time as specified in “—Determination of USD/CHF” above.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event has occurred; (ii) if a market disruption event has occurred on the scheduled valuation date, determining whether to postpone that valuation date; and (iii) if a market disruption event occurs on the valuation date and the valuation date is not postponed, determining USD/CHF on that day. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Succession Events with respect to USD/CHF

A “succession event” means the occurrence of either of the following events:

(a)	the U.S. dollar or the Swiss franc is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b)	any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after that event.

We refer to the applicable currency with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i)	in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii)	in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from the division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for USD/CHF and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event, the calculation agent will make such adjustments to the strike, the leveraged exchange factor and any other terms of the securities as the calculation agent determines appropriate to reflect the ratio of the successor currency to the former currency, which ratio will be calculated on the basis of the exchange rate set forth by the relevant country or economic region of the former currency for converting the former currency into the successor currency on the effective date of the succession event, as determined by the calculation agent.

In the event that the exchange rate is not publicly announced by the relevant country or economic region, the strike, the leveraged exchange factor and any such other terms will be adjusted by the calculation agent in good faith and in a commercially reasonable manner.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters or Bloomberg page for purposes of determining the final exchange rate. To the extent the market convention for quoting the exchange rate for the applicable currency pair is different from the market convention for USD/CHF, the calculation agent will apply all calculations in a manner consistent with the original market convention in accounting for any adjustments resulting from a succession event.

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Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the date of such acceleration were the valuation date.

In case of default in making any payment under the securities, no interest will accrue on such overdue payment either before or after the maturity date.

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Historical Information on USD/CHF

The graph below shows the value of USD/CHF for each day such value was available from January 4, 2016 through April 20, 2026 using historical data obtained from Bloomberg. The historical values of USD/CHF should not be taken as an indication of the future values of USD/CHF during the term of the securities, including on the valuation date.

On April 20, 2026, USD/CHF was 0.7798.

Historical USD/CHF January 4, 2016 to April 20, 2026

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United States Federal Tax Considerations

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities. For example, the IRS could treat the securities as debt instruments issued by us, in which case some or all of the gain you realize on a sale, exchange or retirement of the securities would be treated as ordinary interest income. A U.S. Holder could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds.

Moreover, in 2007 the IRS issued a revenue ruling holding that a financial instrument which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

If you are a Non-U.S. Holder, an alternative treatment of the securities could result in adverse U.S. federal withholding tax consequences to you. Even if an exemption from withholding tax applies to the securities under an alternative treatment, you might be required to provide different or additional IRS forms or certifications to establish your eligibility for the exemption.

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Moreover, if there is a change to the securities that results in the securities being treated as retired and reissued for U.S. federal income tax purposes, as discussed in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, the treatment of the securities after such an event could differ from their prior treatment.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below. Unless otherwise stated, the following discussion is based on the treatment of the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions.” You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the securities.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity

You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Taxable Disposition of the Securities

Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. Because the return on the securities is “determined by reference to the value” of a foreign currency, any gain or loss recognized on the securities  generally will be ordinary income or loss unless an election under Section 988(a)(1)(B) of the Code (the “Section 988 election”) to treat such gain or loss as capital gain or loss is available and you make such election before the close of the day on which you purchase the securities. While a taxpayer may make a Section 988 election with respect to certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies, it is unclear whether the election is available for the securities. In addition, you may be subject to special reporting requirements applicable to ordinary foreign exchange losses that exceed certain thresholds. You should consult your tax adviser regarding the possibility and advisability of making the Section 988 election and the reporting requirements discussed above. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Taxable Disposition of the Securities

Subject to the discussion below regarding “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a taxable disposition of a security.

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Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on the securities.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

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(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will not receive any underwriting fee for any securities sold in this offering.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect USD/CHF and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately 1.5 months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the 1.5-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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